Exhibit 10.1

ABBOTT LABORATORIES EUROPE

WORK CONTRACT

BETWEEN THE UNDERSIGNED :

ABBOTT LABORATORIES SA, company incorporated under the Law of Switzerland, with a capital of 50.000 Switzerland Francs, registered under the Commercial and Company Registry of Zoug, under the number 107 927, CH 170.3.015197-9, whose registered office is Neuhofstrasse 23, 6341 Baar, Switzerland.

Whose French branch is located at 10, rue d’Arcueil, Zone Silic, in Rungis (94), and which is registered under the Commercial and Company Registry of Créteil under the number B 450 675 905, represented by Stephen R. Fussell, in his capacity as Senior Vice President, Human Resources, and Thierry Coosemans, in his capacity as Area Finance Director Western Europe and Canada.

Hereinafter referred to as “the company”.

ON ONE HAND,

Mr. Olivier BOHUON, born on               ,                 nationality, residing at                                                                , registered under the Social Security no:                            .

Hereinafter referred to as “Mr. Olivier BOHUON”.

ON THE OTHER HAND,

Hereinafter together referred to as the “parties”.

IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 : PURPOSE

The Company has hired, on the terms set forth below, Mr. Olivier BOHUON, who accepts, as Executive Vice President Pharmaceutical Products top-level executive status.

As the Executive Vice President Pharmaceutical Products, Mr. Olivier BOHUON is required to perform his duties as described below.

Mr. Olivier BOHUON is in charge of / responsible for:

•                  Managing Abbott’s financial assets.

•                  Profitably grow the Pharmaceutical business by leading people and managing key functions and processes.

•                  Develop business strategies and assure their implementation. Communicate these strategies to employees.

•                  Develop an annual business plan for the Pharmaceutical business and achieve goals that have been committed to.

•                  Guarantee that the organization attracts, develops and retains the talent necessary to grow the business / business success.

•                  Conduct all business in an ethical manner following Abbott’s Code of Business Conduct.

•                  Take corrective actions to protect Abbott’s assets, reputation and business. Keep senior management informed of all important issues that may affect the business.

•                  Understand the Pharmaceutical business and business environment so as to seek out opportunities for Abbott and address any potential threats.

The missions as described do not intend to restrict management’s right to assign or re-assign duties to this job, such change not being considered as an essential modification of this work contract, as expressly acknowledged by Mr. Olivier BOHUON when signing this employment contract.

Mr. Olivier BOHUON shall report to his superior, currently the Chief Executive Officer or to such person(s) as directed by the Company.

For this purpose, the Collective Bargaining Agreement currently applicable within the company is the one applicable to “Technical Studies,” Consulting Engineer’s Offices and Consulting Companies” Called SYNTEC.

This reference to the Collective Bargaining Agreement is not considered as a substantial condition of this employment contract as acknowledged by the parties when signing this contract.

Mr Olivier BOHUON formally declares that he is free from any commitment towards another company.

Mr. Olivier BOHUON must inform the company of any changes in his personal status (address, tax residency status, etc) which could modify his prior statements.

ARTICLE 2 : TRIAL PERIOD

The present employment contract is concluded for an unlimited period of time, as from February 2010, with no trial period.

The seniority acquired by Mr. Olivier BOHUON with ABBOTT since June 1st, 2003, is entirely taken into account for the entitlement to all related benefits.

ARTICLE 3 : PLACE OF WORK

Mr. Olivier BOHUON’s place of work is at the premises of the company, which are presently located at 10, rue d’Arcueil, Zone Silic, Rungis (94) in France.

ARTICLE 4 : BUSINESS TRIPS

During the performance of his duties, Mr. Olivier BOHUON agrees to undertake business trips in France and abroad, and thus to be away from his home for limited periods of time. For business trips abroad, he will be compensated as described in Article 8.

ARTICLE 5 : WORKING TIME

Mr. Olivier BOHUON is considered as a top-level executive in accordance with the provisions of article L. 3111-2 of the Labour Code, given the nature of this duties, the large freedom which he has been granted in the organization of this working time and, demonstrated by the high level of responsibilities and remuneration, he is not subject to the legal regulations related to the duration of work and is exclusively remunerated for the successful completion of his assigned tasks.

ARTICLE 6 : PAID HOLIDAYS

Mr. Olivier BOHUON will be entitled to 25 vacation days per year.

The referenced year for holiday runs from June 1st of the preceding year to May 31st of the succeeding year.

ARTICLE 7 : COMPENSATION

7.1 Fixed Compensation

In compensation for his services, effective March 1, 2010, Mr. Olivier BOHUON shall receive a gross annual remuneration amounting to 576.388 €uros (five hundred and seventy six thousand three hundred and eighty eight euros), to be paid in 13 equal monthly instalments. His fixed compensation will be reviewed and adjusted on an annual basis.

The thirteenth payment will be paid at the end of November each year.

This remuneration includes the holiday bonus, which is provided by article 31 of the applicable Collective Bargaining Agreement.

Mr. Olivier BOHUON’s gross annual salary is a global payment which covers the whole working time required for the expected performance of his duties, irrespective of the actual hours worked.

7.2. Variable compensation

Mr. Olivier BOHUON will receive a variable remuneration according to the achievement of the targets determined each year by the company, corresponding to 105% of his base remuneration if established, applicable Company, Division, and individual performance targets are achieved, as governed by the Performance Incentive Plan.

7.3 Tax Equalization

Given the conditions of performance of his duties and given the activities of the company, Mr. Olivier BOHUON is requested to travel abroad frequently and on periods reaching many weeks in one year.

In order to take into account the time spent abroad for the needs of and in the interests of the company, and in order to facilitate compliance with applicable country income tax laws, Mr. Olivier BOHUON will be covered by the Tax Equalization program as defined in the Abbott Cross Border Transfer policy now in effect and as changed from time to time.  Tax preparation services under this program will be provided by a Company-designated tax consulting firm.

A primary objective of this program is to ensure that his tax burden while performing his duties abroad will follow tax principles reasonably similar to those that would have been applicable had he remained in France.  As an exception to the standard program elements and only for Tax Equalization calculation purposes, he will be deemed to benefit in France from an exempted Expatriation Bonus capped for calculation purposes only at 30%/(1+30%) of his Fixed and Variable Compensation as defined above.

It is expressly agreed that Mr. Olivier BOHUON shall record and justify his business travels in an internal document and keep copies of all receipts of his business trips (expense, receipt, plane tickets, reports, hotels etc) in order to prove, from a tax equalization standpoint, the number of days spent outside France and the purposes of these travels.

ARTICLE 8 : PROFESSIONAL EXPENSES

Professional expenses and, in particular, expenses related to business trips taken by Mr. Olivier BOHUON in the exercise of his duties will be reimbursed upon presentation of supporting receipts, in accordance with the procedures in force within the company.

ARTICLE 9 : COMPANY CAR

For the performance of these duties, Mr. Olivier BOHUON will benefit from a company car, as defined in the Car Policy of the company.

ARTICLE 10 :  COMPANY BENEFITS

Mr. Olivier BOHUON will be registered to the complementary retirement scheme of CGIS-CIS CIRCO and ACGME (Groupe Mornay, 5 to 9 rue van Gogh — 75591 PARIS CEDEX 12) and to the provident scheme MERCER (36, rue Raspail, 92536 Levallois Perret cedex), in force within the company.

These schemes will be subject to any legal modification that could be subsequently decided.

ARTICLE 11 : SICKNESS

In the case of incapacity to work due to sickness or accident, Mr Olivier BOHUON shall advise the company as soon as possible, and at the latest within 24 hours.

Mr. Olivier BOHUON shall also justify his incapacity to work by submitting a medical certificate to his management within 48 hours of his absence at the latest.

ARTICLE 12 : FINANCIAL PLANNING

Abbott executives are eligible to participate in the Abbott Financial Planning Program provided by Ernst & Young, JMG Financial, or Northern Trust. Each of the providers will contact Mr. Olivier BOHUON to provide him with information regarding the service they can provide. Abbott will reimburse him for these services up to the maximum allowable, U.S. $ 10,000. He will be responsible for any amount over the maximum.

This benefit is taxable to Mr. Olivier BOHUON as imputed income. In any quarter that uses this service, the provider will bill Abbott directly and Abbott will pay the bill up to the maximum benefit. The charge for this service will be included in his gross earnings and applicable tax and social security deductions made from a paycheck prior to the end of that quarter.

ARTICLE 13 : PROFESSIONAL OBLIGATIONS

13.1 Exclusivity

Given the confidential nature of his duties as well his responsibilities and level of remuneration, Mr. Olivier BOHUON shall devote the whole of his working time to the performance of his professional activities to the company and shall not be engaged, for any reason whatsoever, on his own behalf or on behalf of another individual, in any other professional activities to the company and shall not be engaged, for any reason whatsoever, on his own behalf or on behalf of another individual, in any other professional activity, a fortiori a competing activity, while employed by the company, except with the prior written consent of the company’s legal representative.

13.2 Confidentiality

Mr. Olivier BOHUON shall keep secret and shall not at any time during his employment or after termination of his employment contract, for whatever reason, use, communicate or reveal to any person, directly or indirectly, for whatever reason, any secret or confidential information which shall have come to his knowledge during his employment with the company, except with prior written authorization from the company’s legal representative.

“Confidential information” includes all information of whatsoever nature (technical scientific, commercial or other) and, in particular, all information belonging to the company or any other company of the group relating to its strategy, its financial situation, its functioning, its clients, its products, its software programs, its fabrication, marketing and development plans, business secrets of whatsoever nature.

This commitment will apply to all information relating to the company’s (or any other company of the group) relationship with clients and suppliers.

ARTICLE 14 : RESTITUTION

In case of termination of his employment contract for whatsoever reason, and on the last day of effective work, Mr. Olivier BOHUON shall immediately hand over to the company all documents, books, materials, recordings, correspondence, access codes, computer software, computer specifications, papers and information (on whatever media and wherever located) relating to the company’s activity and / or any other company of the group to which the company belongs.

Mr. Olivier BOHUON shall immediately hand over any magnetic disk on which information relating to the company’s activity is stored, and all keys, credit cards and any other means of the company or any other entity to which the company is linked. He will have to show the evidence of the good accomplishment of the above obligation.

ARTICLE 15 : TERMINATION

Each party shall have the right to terminate this employment contract by giving a notice period as determined by the applicable Collective Bargaining Agreement and at present fixed at 3 months.

However, this notice period is not due in case dismissal for serious misconduct or gross misconduct.

ARTICLE 16: MISCELLANEOUS

This Agreement constitutes the entire agreement entered into between the Company and Mr. Olivier BOHUON. It nullifies and supersedes in all respects any other contract or agreement, whether written or oral, entered into with the Company and/or any affiliated companies and more generally any arrangements or conventions whatever previously entered into and relating to the matters dealt in this Agreement by the parties.

ARTICLE 17 : APPLICABLE LAW

This employment contract shall be construed and governed by French law.

French courts will be the only competent courts regarding the execution, interpretation and termination of this employment contract.

In two originals

RUNGIS

February

For the company ABBOTT LABORATORIES

/s/ Stephen R. Fussell
Mr. Stephen R. Fussell
Senior Vice President, Human Resources

/s/ Thierry Coosemans
Mr. Thierry Coosemans
Area Finance Director Western Europe and Canada

/s/ Olivier BOHUON
For the employee
Mr Olivier BOHUON